MARATHON OIL CORPORATION PROVIDES THIRD-

QUARTER 2004 INTERIM UPDATE

HOUSTON, October 4, 2004 -- Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions to date during the third quarter 2004 that could impact Marathon's quarterly and full year reported earnings. The market indicators and company estimates noted below and in the attached schedule may differ significantly from the actual third quarter-results to be reported by the company on October 26, 2004.

Marathon intends to issue Interim Updates at the end of each quarter. The company is initiating this process to improve investors' and other interested parties' understanding of key measures that could affect the company's quarterly financial results.

Exploration and Production

Marathon estimates that oil and natural gas production for the third quarter will total approximately 304,000 barrels of oil equivalent per day (boepd). The reduction from our previous guidance of 337,000 boepd is primarily due to the impact of hurricane activity in the Gulf of Mexico, later than anticipated complete ramp up of liquids production in Equatorial Guinea and other unplanned downtime during the quarter.

In the Gulf of Mexico, the Petronius production facility has been shut-in due to weather-related damage from Hurricane Ivan. Prior to Hurricane Ivan, Petronius was producing approximately 25,000 boepd net to Marathon.  A timeline for resumption of production is difficult to predict as a full assessment is not yet complete. An update on estimated fourth-quarter and full year production will be provided during the quarterly earnings call on October 26.

Crude oil and natural gas market price indicators and actual price realizations have remained strong during the first two months of the quarter as compared to the second quarter (see attached table). Marathon's actual crude oil and natural gas price realizations vary from these market indicators primarily due to product quality and location differentials.

For the third quarter 2004, U.S. exploration expense is still estimated to be $10-20 million, and international exploration expense is estimated to be $ 25-45 million versus previous guidance of $30-65 million.

During the third quarter 2004 the 18-month forward gas price curve in the United Kingdom strengthened compared to the second quarter, which will result in a non-cash mark-to-market loss estimated to be in excess of $100 million on two long-term gas sales contracts related to Marathon's Brae gas production.

Due to the volatility of the forward gas sales curve in the United Kingdom, Marathon has decided to initiate in the current quarter, and continue in subsequent quarters, a reference to "net income adjusted for special items" in the company's earnings release that excludes all non-cash mark-to-market gains or losses related to these United Kingdom contracts, in addition to net income.

Marathon recently completed its previously announced effort to solicit offers for its wholly-owned subsidiary Pennaco Energy, Inc., located in the Powder River Basin of Wyoming and Montana. While the company received offers for Pennaco, none of them were sufficient to warrant a sale of these assets.

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast weakened during July and August as compared to the second quarter 2004 as reflected in the attached table. However, when compared to the third quarter 2003, the July and August Gulf Coast crack spread was stronger while the Midwest crack spread was slightly weaker.

Crude run rates remained strong in July and August averaging 1,006,000 barrels per day. Maintenance in September will result in crude run rates for the month to average approximately 900,000 barrels per day. The Speedway SuperAmerica LLC gasoline and distillate gross margin has averaged $.1223 per gallon in the first two months of the third quarter 2004, which is an improvement from the second quarter 2004 but lower than the third quarter 2003.

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This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon and natural gas production, an estimated U.K. mark-to-market loss, and estimated exploration expenses. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions or dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. The estimated U.K. mark-to-market loss and estimated exploration expenses are preliminary estimates. All of the forward-looking information is therefore subject to change, and actual results may differ materially from the estimates given in this update. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003, and subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Contacts: Paul Weeditz 713-296-3910
Susan Richardson 713-296-3915

Investor Relations: Ken Matheny 713-296-4114
Howard Thill 713-296-4140

Select Operating and Financial Data (unaudited) (Millions of dollars unless otherwise noted)
	3Q	2Q	July-August	Revised
	2003 Actual	2004 Actual	2004 Actual	3Q 2004 Guidance
Exploration and Production (E&P)
Production
Domestic -- Liquids (MBPD)	113	87	86	80
Domestic -- Gas (MMCFD)	704	641	610	595
International -- Liquids (MBPD) (excluding discontinued operations)	78	91	75	75
International -- Gas (MMCFD) (excluding discontinued operations)	259	324	341	300
BOE MBOED	372	339	320	304

Marker Prices
NYMEX prompt WTI oil price ($/BBL)	30.21	38.28	42.85
NYMEX prompt natural gas ($/MCF)	4.90	6.16	5.76
Bid Week natural gas price ($/MCF)	4.97	6.00	6.09

Average Sales Proceeds Excluding Derivatives
Liquids
Domestic ($/BBL)	26.44	31.74	35.16
International ($/MCF) (excluding discontinued operations)	25.28	30.91	36.93
Natural Gas
Domestic ($/BBL)	4.38	5.02	5.03
International ($/MCF) (excluding discontinued operations)	2.46	3.07	2.96

Refining, Marketing and Transportation
Chicago 3-2-1 crack spread ($/BBL)	8.22	11.11	7.95
Gulf 3-2-1 crack spread ($/BBL)	5.50	9.20	6.59

Refinery Runs:
Crude Oil Refined (MBPD)	966	1,013	1,006
Other Charge & Blend Stock (MBPD)	142	142	145
Total (MBPD)	1,108	1,155	1,151

In-use crude oil capacity utilization (%)	103	107	106
Consolidated refined products sold (MBPD)	1,445	1,440	1,451

SSA gasoline and distillate sales (MM/Gal)	815	802	543
SSA gross margin (gasoline and distillates) ($/gal)	0.1375	0.1192	0.1223
SSA merchandise margin	145	140	103

BBL - barrel

MBPD -- thousand barrels per day

MMCFD -- million cubic feet per day

MBOED -- thousand barrels of oil equivalent per day

MCF -- thousand cubic feet